Exhibit 32
CERTIFICATION
Pursuant to the requirement set forth in Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. § 1350), Christopher Naughton, the President and Chief Executive Officer of Marshall Edwards, Inc. (the “registrant”), and David R. Seaton, the Chief Financial Officer of the registrant, each hereby certifies that, to his or her knowledge:
1.	The registrant’s Annual Report on Form 10-K for the period ended June 30, 2005, to which this Certification is attached as Exhibit 32 (the “Periodic Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and
2.	The information contained in the Periodic Report fairly presents, in all material respects, the financial condition of the registrant at the end of the period covered by the Periodic Report and results of operations of the registrant for the period covered by the Periodic Report.
These certifications accompany the Form 10-K to which they relate, are not deemed filed with the Securities and Exchange Commission and are not to be incorporated by reference into any filing of the registrant under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-K), irrespective of any general incorporation language contained in such filing.
Dated: September 13, 2005

/s/ Christopher Naughton	/s/ David Seaton
Christopher Naughton	David R. Seaton
Chief Executive Officer	Chief Financial Officer